Exhibit 99.1

Progress Energy announces 2009 second-quarter results;
reaffirms full-year 2009 earnings guidance

Highlights:

Second Quarter 2009

♦	Reports second-quarter GAAP earnings of $0.62 per share, compared to $0.78 per share for the same period last year

♦	Reports second-quarter ongoing earnings of $181 million, or $0.64 per share, compared to $199 million, or $0.76 per share, for the same period last year

Year-to-date 2009

♦
Reports GAAP earnings for the first six months of 2009 of $1.28 per share, compared to $1.59 per share for the same period last year, primarily driven by the divestiture of non-utility businesses in 2008

♦	Reports ongoing earnings for the first six months of 2009 of $363 million, or $1.30 per share, compared to $346 million, or $1.33 per share, for the same period last year

♦	Reaffirms 2009 ongoing earnings guidance of $2.95 to $3.15 per share

RALEIGH, N.C. (August 4, 2009) – Progress Energy [NYSE: PGN] announced second-quarter GAAP earnings of $174 million, or $0.62 per share, compared with GAAP earnings of $205 million, or $0.78 per share, for the same period last year. Second-quarter ongoing earnings were $181 million, or $0.64 per share, compared to $199 million, or $0.76 per share, for the same period last year. The significant drivers in ongoing earnings per share were lower retail growth and usage, increased interest expense and share dilution, partially offset by favorable AFUDC equity. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“Despite the lingering effects of the economic recession, our company has performed well operationally and financially through the first two quarters of the year,” said Bill Johnson, chairman, president and CEO. “There have been positive regulatory outcomes on issues vital to our utilities, which help us attract the capital to make smart long-term investments for our customers. Our leadership team is committed to effectively managing our business and executing our capital plan. We continue to aggressively pursue the three major components of our balanced solution strategy: significant expansion of our energy efficiency programs, greater investment in cost-effective renewable energy and needed investments in state-of-the-art plants and other facilities.

“Halfway through the year in a challenging economy, we are well positioned to achieve our earnings goals. Across the company, our employees continue to identify and implement significant cost savings and process improvements to provide outstanding service as efficiently as possible. Our focus is on the fundamentals of safety, customer service, operational excellence and creating value for our shareholders,” Johnson said.

Progress Energy reaffirms its 2009 ongoing earnings guidance range of $2.95 to $3.15 per share.  The ongoing earnings guidance excludes the impact, if any, from CVO mark-to-market adjustment, potential impairments and discontinued operations. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2009 earnings guidance due to the uncertain nature and amount of these adjustments.

See pages 3-6 for detailed second-quarter and year-to-date earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory

•
Received approval from the Florida Public Service Commission (FPSC) for a $69.5 million increase in rates for the second half of 2009, consisting of $6.5 million interim relief related to PEF’s return on equity and $63 million limited relief for the Bartow Plant repowering, effective July 2009.  Future recovery of the Bartow repowering will be addressed in the pending base rate proceeding.

•	Received approval from the FPSC to defer PEF’s estimated $31.5 million 2009 pension expense, half of which was deferred in the second quarter. This deferral does not affect PEF’s 2009 customer rates.
•	Ordered by the FPSC to refund $7.7 million of disallowed fuel costs plus interest to PEF’s ratepayers. The company is evaluating its options, including a request for reconsideration or appeal.
•	North Carolina Governor signed into law legislation that included three key provisions that may impact PEC:
-	Abbreviates the certification process for PEC to construct a new natural gas plant as long as PEC permanently retires the existing coal unit at that specific site.
-	Provides a recovery mechanism for utilities if they invest in zero emissions renewable energy facilities within the next five years.
-	Changes the state’s Dam Safety Act such that dams at utility coal-fired power plants will now be subject to the Act’s applicable provisions, including state inspection.
•	Signed 20-year wholesale contract extension to continue to supply electricity to the city of Fayetteville, N.C., through mid-2032.
•
Filed petition with the North Carolinas Utilities Commission to decrease the fuel component of customer rates and adjust the components of energy-efficiency programs and renewable energy resources, resulting in a slight net reduction in customer bills. If approved, rates would be effective December 2009.

•
Received approval from the South Carolina Public Service Commission to decrease customer bills by approximately 2 percent through reduced fuel costs and a slight increase in costs related to energy-efficiency and demand-side management programs, with new rates effective July 2009.

•	Ordered by a South Carolina jury to pay $9 million in damages related to a wrongful death lawsuit from 2003.

State-of-the-Art Power Plants

•
Completed outage at PEF’s 720-megawatt, coal-fired Crystal River Unit 5, which included installation of low-NOx burners and a selective catalytic reduction system, which are the first steps in reducing the plant’s sulfur dioxide and nitrogen oxide emissions by 90 percent and mercury emissions by 80 percent.

•
Completed two-year, $800 million repowering of PEF’s Bartow Plant from oil to natural gas, more than doubling the plant’s generating capacity to 1,200 megawatts and reducing emissions by more than 80 percent, including a 98 percent reduction in sulfur dioxide emissions.

•	Placed in service 157-megawatt combustion turbine unit at PEC’s Wayne County Energy Complex.
•	Broke ground on 600-megawatt combined cycle gas turbine at PEC’s existing Richmond County Energy Complex, scheduled for completion in June 2011.

Alternative Energy & Energy Efficiency

•	Filed 10-year demand-side management plan with the FPSC:
-	Surpassed $1 billion in energy-cost savings in Florida through participation in energy-efficiency programs since 1981.
-	Proposed to increase the existing energy-efficiency goal of 412 million kilowatt-hours by 50 percent.
•	Received approval for eight new energy-efficiency programs in North Carolina and South Carolina, which will help retail customers save money and reduce their energy use.
•
Announced SunSenseSM an expanded solar energy strategy in the Carolinas and Florida, which is expected to expand the scope and use of solar energy by more than 100 megawatts over the next decade.  SunSense includes a range of new solar incentives and programs.

•
Signed agreement with Southern Energy and NxGen Power to purchase the energy produced by a new 1.3-megawatt solar photovoltaic plant in Raleigh, N.C., scheduled to begin operation in early 2010.  This brings the total amount of solar-generated electricity scheduled to be purchased by PEC to 5 megawatts.

Awards, Honors & Recognitions

•	PEC received top-quartile ranking in the latest residential customer satisfaction survey from J.D. Power & Associates.
•
Selected by the Environmental Protection Agency as a recipient of the 2009 Energy Star Leadership in Housing Award for efforts to promote energy-efficient construction and environmental protection in the Carolinas.

Press releases regarding various announcements are available on the company’s Web site at www.progress-energy.com/aboutus/news.

SECOND-QUARTER 2009 BUSINESS HIGHLIGHTS

Below are the second-quarter and year-to-date 2009 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 7-8 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported second-quarter ongoing earnings per share of $0.33, compared with $0.41 for the same period last year; GAAP earnings per share of $0.33, compared with $0.40 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.02 weather
▪
$0.02 depreciation and amortization primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets recognized during 2008, partially offset by impact of depreciable asset base increases

▪	$0.01 AFUDC equity
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.04) wholesale revenues primarily due to lower energy rates with a major customer
▪	$(0.03) retail growth and usage, primarily in the industrial sector
▪	$(0.01) O&M
▪	$(0.01) other operating
▪	$(0.01) income taxes
▪	$(0.03) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	15,000 net increase in the average number of customers for the three months ended June 30, 2009, compared to the same period in 2008

Progress Energy Florida

•	Reported second-quarter ongoing earnings per share of $0.43, compared with $0.46 for the same period last year; GAAP earnings per share of $0.42, compared with $0.48 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.04 other margin primarily due to returns on nuclear and environmental cost-recovery clause assets
▪	$0.03 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.02 retail rates primarily due to impact of interim and limited rate relief
▪	$0.01 O&M
▪	$0.01 other
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.04) interest expense primarily due to higher average debt outstanding and prior-year interest benefit resulting from the resolution of tax matters
▪	$(0.03) retail growth and usage
▪	$(0.03) other operating primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales
▪	$(0.01) depreciation and amortization
▪	$(0.03) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	8,000 net decrease in the average number of customers for the three months ended June 30, 2009, compared to the same period in 2008

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported second-quarter ongoing after-tax expenses of $0.12 per share compared with after-tax expenses of $0.11 per share for the same period last year; GAAP after-tax expenses of $0.13 per share, compared with after-tax expenses of $0.10 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.01) other
▪	$(0.01) interest expense

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing and GAAP earnings per share of $0.80, compared with $0.87 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.05 weather
▪
$0.05 depreciation and amortization primarily due to Clean Smokestacks Act amortization and depreciation associated with accelerated cost-recovery program for nuclear generating assets recognized in 2008, partially offset by impact of depreciable asset base increases

▪	$0.02 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.02 income taxes primarily due to deduction related to nuclear decommissioning trust funds
▪	$0.01 interest expense
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.04) retail growth and usage, primarily in the industrial sector
▪	$(0.03) wholesale revenues primarily due to lower energy rates with a major customer
▪	$(0.03) O&M primarily due to higher net nuclear plant outage and maintenance costs, as a result of two nuclear refueling and maintenance outages in the current year compared to one in the prior year
▪	$(0.03) other primarily due to losses on balanced billing program and lower interest income
▪	$(0.02) other operating primarily due to prior-year gain on land sales
▪	$(0.01) other margin
▪	$(0.06) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	16,000 net increase in the average number of customers for the six months ended June 30, 2009, compared to the same period in 2008

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $0.76, compared with $0.72 for the same period last year; GAAP earnings per share of $0.74, compared with $0.74 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.07 other margin primarily due to returns on nuclear and environmental cost-recovery clause assets and transmission revenues
▪	$0.07 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.04 weather

▪	$0.04 income taxes primarily due to deduction related to nuclear decommissioning trust funds
▪	$0.03 wholesale revenues primarily due to increased capacity charges from new and amended contracts
▪	$0.02 retail rates primarily due to impact of interim and limited rate relief
▪	$0.01 other
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.08) interest expense primarily due to higher average debt outstanding
▪	$(0.06) retail growth and usage
▪	$(0.03) other operating primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales
▪	$(0.01) O&M
▪	$(0.01) depreciation and amortization
▪	$(0.05) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	8,000 net decrease in the average number of customers for the six months ended June 30, 2009, compared to the same period in 2008

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported year-to-date ongoing after-tax expenses of $0.26 per share compared with after-tax expenses of $0.26 per share for the same period last year; GAAP after-tax expenses of $0.26 per share, compared with after-tax expenses of $0.02 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.01 other
▪	$0.02 share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.02) income taxes primarily due to the impact at the Corporate level resulting from the deductions taken by the Utilities related to nuclear decommissioning trust funds
▪	$(0.01) interest expense

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
	Three months ended June 30		Six months ended June 30
	2009	2008*	2009	2008*
Ongoing earnings per share	$0.64	$0.76	$1.30	$1.33
Tax levelization	(0.02)	0.01	(0.04)	0.02
Discontinued operations	-	0.02	-	0.25
CVO mark-to-market	0.01	(0.01)	0.03	(0.01)
Impairment	(0.01)	-	(0.01)	-
Reported GAAP earnings per share	$0.62	$0.78	$1.28	$1.59

Shares outstanding (millions)	280	261	278	261

* Previously reported 2008 earnings per share have been restated to reflect the adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment decreased earnings per share by $0.02 for the quarter and increased earnings per share by $0.01 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The discontinued operations of these nonregulated businesses had no impact on earnings for the quarter and increased earnings per share by $0.02 for the same period last year. See page S-4 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for the quarter and decreased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider the adjustment to be a component of ongoing earnings.

Impairment

During the quarter, the company recorded impairments of certain investments of its Affordable Housing portfolio, which decreased earnings per share by $0.01 for the quarter. Management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

* * * *

Progress Energy’s conference call with the investment community will be held August 4, 2009, at 11 a.m. ET (8 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-0965, confirmation code 7034006. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 2 p.m. ET August 4 through midnight August 18. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 7034006.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 10:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  Progress Energy celebrated a century of service in 2008. Visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including O&M and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; the duration and severity of the recession and current financial market conditions; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
June 30, 2009

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended June 30,		Six months ended June 30,
(in millions except per share data)	2009	2008	2009	2008
Operating revenues	$2,312	$2,244	$4,754	$4,310
Operating expenses
Fuel used in electric generation	826	696	1,780	1,393
Purchased power	257	330	474	562
Operation and maintenance	484	488	937	931
Depreciation, amortization and accretion	226	208	506	414
Taxes other than on income	130	125	273	246
Other	10	(9)	12	(7)
Total operating expenses	1,933	1,838	3,982	3,539
Operating income	379	406	772	771
Other income (expense)
Interest income	2	5	6	12
Allowance for equity funds used during construction	36	27	75	50
Other, net	13	3	12	(2)
Total other income, net	51	35	93	60
Interest charges
Interest charges	181	154	360	315
Allowance for borrowed funds used during construction	(12)	(8)	(24)	(16)
Total interest charges, net	169	146	336	299
Income from continuing operations before income tax	261	295	529	532
Income tax expense	86	95	171	179
Income from continuing operations	175	200	358	353
Discontinued operations, net of tax	(1)	5	(1)	66
Net income	174	205	357	419
Net income attributable to noncontrolling interests, net of tax	–	–	(1)	(5)
Net income attributable to controlling interests	$174	$205	$356	$414
Average common shares outstanding – basic	280	261	278	261
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.62	$0.76	$1.28	$1.34
Discontinued operations attributable to controlling interests, net of tax	–	0.02	–	0.25
Net income attributable to controlling interests	$0.62	$0.78	$1.28	$1.59
Dividends declared per common share	$0.620	$0.615	$1.240	$1.230
Amounts attributable to controlling interests
Income from continuing operations attributable to controlling interests, net of tax	$175	$200	$357	$349
Discontinued operations attributable to controlling interests, net of tax	(1)	5	(1)	65
Net income attributable to controlling interests	$174	$205	$356	$414

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	June 30, 2009	December 31, 2008
ASSETS
Utility plant
Utility plant in service	$27,822	$26,326
Accumulated depreciation	(11,396)	(11,298)
Utility plant in service, net	16,426	15,028
Held for future use	38	38
Construction work in progress	2,024	2,745
Nuclear fuel, net of amortization	486	482
Total utility plant, net	18,974	18,293
Current assets
Cash and cash equivalents	452	180
Receivables, net	882	867
Inventory	1,353	1,239
Regulatory assets	426	533
Derivative collateral posted	302	353
Income taxes receivable	72	194
Prepayments and other current assets	218	154
Total current assets	3,705	3,520
Deferred debits and other assets
Regulatory assets	2,623	2,567
Nuclear decommissioning trust funds	1,160	1,089
Miscellaneous other property and investments	450	446
Goodwill	3,655	3,655
Other assets and deferred debits	307	303
Total deferred debits and other assets	8,195	8,060
Total assets	$30,874	$29,873
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 279 million and 264 million shares issued and outstanding, respectively	$6,776	$6,206
Unearned ESOP shares (1 million shares)	(12)	(25)
Accumulated other comprehensive loss	(96)	(116)
Retained earnings	2,621	2,622
Total common stock equity	9,289	8,687
Noncontrolling interests	6	6
Total equity	9,295	8,693
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	272	272
Long-term debt, net	10,834	10,387
Total capitalization	20,494	19,445
Current liabilities
Current portion of long-term debt	400	–
Short-term debt	500	1,050
Accounts payable	853	912
Interest accrued	181	167
Dividends declared	174	164
Customer deposits	290	282
Derivative liabilities	409	493
Other current liabilities	411	418
Total current liabilities	3,218	3,486
Deferred credits and other liabilities
Noncurrent income tax liabilities	941	818
Accumulated deferred investment tax credits	122	127
Regulatory liabilities	2,276	2,181
Asset retirement obligations	1,518	1,471
Accrued pension and other benefits	1,602	1,594
Capital lease obligations	227	231
Derivative liabilities	244	269
Other liabilities and deferred credits	232	251
Total deferred credits and other liabilities	7,162	6,942
Commitments and contingencies
Total capitalization and liabilities	$30,874	$29,873

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Six months ended June 30	2009	2008
Operating activities
Net income	$357	$419
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	576	467
Deferred income taxes and investment tax credits, net	13	98
Deferred fuel cost (credit)	129	(166)
Allowance for equity funds used during construction	(75)	(50)
Gain on sale of assets	–	(71)
Other adjustments to net income	118	57
Cash (used) provided by changes in operating assets and liabilities
Receivables	(36)	224
Inventory	(118)	(116)
Prepayments and other current assets	48	(28)
Income taxes, net	110	(60)
Accounts payable	(30)	293
Derivative collateral held	–	312
Other current liabilities	13	10
Other assets and deferred debits	40	(33)
Other liabilities and deferred credits	(50)	1
Net cash provided by operating activities	1,095	1,357
Investing activities
Gross property additions	(1,172)	(1,260)
Nuclear fuel additions	(60)	(43)
Proceeds from sales of discontinued operations and other assets, net of cash divested	–	64
Purchases of available-for-sale securities and other investments	(982)	(836)
Proceeds from available-for-sale securities and other investments	960	816
Other investing activities	(3)	(15)
Net cash used by investing activities	(1,257)	(1,274)
Financing activities
Issuance of common stock	545	42
Dividends paid on common stock	(347)	(320)
Payments of short-term debt with original maturities greater than 90 days	(29)	(176)
Net (decrease) increase in short-term debt	(621)	318
Proceeds from issuance of long-term debt, net	1,337	1,798
Retirement of long-term debt	(400)	(427)
Cash distributions to noncontrolling interests	(4)	(85)
Other financing activities	(47)	(65)
Net cash provided by financing activities	434	1,085
Net increase in cash and cash equivalents	272	1,168
Cash and cash equivalents at beginning of period	180	255
Cash and cash equivalents at end of period	$452	$1,423

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
Second Quarter 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	0.40	0.48	(0.10)	0.78	A
Tax levelization	0.01	(0.02)		(0.01)	B
Discontinued operations			(0.02)	(0.02)	C
CVO mark-to-market			0.01	0.01	D
2008 ongoing earnings	0.41	0.46	(0.11)	0.76	A

Weather - retail	0.02			0.02

Growth and usage - retail	(0.03)	(0.03)		(0.06)

Retail rates		0.02		0.02	E

Other margin		0.04		0.04	F

Wholesale	(0.04)			(0.04)	G

O&M	(0.01)	0.01		-

Other operating	(0.01)	(0.03)		(0.04)	H

Other		0.01	(0.01)	-

AFUDC equity	0.01	0.03		0.04	I

Depreciation and amortization	0.02	(0.01)		0.01	J

Interest charges		(0.04)	(0.01)	(0.05)	K

Income taxes	(0.01)			(0.01)

Share dilution	(0.03)	(0.03)	0.01	(0.05)	L

2009 ongoing earnings	0.33	0.43	(0.12)	0.64
Tax levelization		(0.01)	(0.01)	(0.02)	B
CVO mark-to-market			0.01	0.01	D
Impairment			(0.01)	(0.01)	M
2009 GAAP earnings	0.33	0.42	(0.13)	0.62

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

A -	GAAP and ongoing earnings for 2008 are $0.01 less than previously reported due to adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.
B -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
C -	Discontinued operations consists primarily of 1) Terminals operations and Synthetic Fuels businesses 2) CCO operations and 3) Coal Mining businesses.
D -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
E -	Florida - Favorable primarily due to impact of interim and limited rate relief.
F -	Florida - Favorable primarily due to returns on nuclear and environmental cost-recovery clause assets.
G -	Carolinas - Unfavorable primarily due to lower energy rates with a major customer.
H -	Florida - Unfavorable primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales.
I -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Florida - Favorable primarily due to increased eligible construction project costs.
J -
Carolinas - Favorable primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets recognized during 2008, partially offset by impact of depreciable asset base increases. The North Carolina jurisdictional aggregate minimum amount of accelerated cost recovery has been met and the South Carolina jurisdictional obligation was terminated by the SCPSC.

K -	Florida - Unfavorable primarily due to higher average debt outstanding and prior-year interest benefit resulting from the resolution of tax matters.
L -	Primarily due to Progress Energy's issuance of 14.4 million shares of common stock in January 2009.
M -	Corporate and Other - Impairment of Affordable Housing portfolio investments.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Earnings Variances
Year-to-Date June 30, 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	0.87	0.74	(0.02)	1.59	A
Tax levelization		(0.02)		(0.02)	B
Discontinued operations			(0.25)	(0.25)	C
CVO mark-to-market			0.01	0.01	D
2008 ongoing earnings	0.87	0.72	(0.26)	1.33	A

Weather - retail	0.05	0.04		0.09

Growth and usage - retail	(0.04)	(0.06)		(0.10)

Retail rates		0.02		0.02	E

Other margin	(0.01)	0.07		0.06	F

Wholesale	(0.03)	0.03		-	G

O&M	(0.03)	(0.01)		(0.04)	H

Other operating	(0.02)	(0.03)		(0.05)	I

Other	(0.03)	0.01	0.01	(0.01)	J

AFUDC equity	0.02	0.07		0.09	K

Depreciation and amortization	0.05	(0.01)		0.04	L

Interest charges	0.01	(0.08)	(0.01)	(0.08)	M

Income taxes	0.02	0.04	(0.02)	0.04	N

Share dilution	(0.06)	(0.05)	0.02	(0.09)	O

2009 ongoing earnings	0.80	0.76	(0.26)	1.30
Tax levelization		(0.02)	(0.02)	(0.04)	B
CVO mark-to-market			0.03	0.03	D
Impairment			(0.01)	(0.01)	P
2009 GAAP earnings	0.80	0.74	(0.26)	1.28

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

A -	GAAP and ongoing earnings for 2008 are $0.01 less than previously reported due to adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.
B -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
C -	Discontinued operations consists primarily of 1) Terminals operations and Synthetic Fuels businesses 2) CCO operations and 3) Coal Mining businesses.
D -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
E -	Florida - Favorable primarily due to impact of interim and limited rate relief.
F -	Florida - Favorable primarily due to returns on nuclear and environmental cost-recovery clause assets and transmission revenues.
G -	Carolinas - Unfavorable primarily due to lower energy rates with a major customer.
Florida - Favorable primarily due to increased capacity charges from new and amended contracts.
H -
Carolinas - Unfavorable primarily due to higher net nuclear plant outage and maintenance costs, as a result of two nuclear refueling and maintenance outages in the current year compared to one in the prior year.

I -	Carolinas - Unfavorable primarily due to prior-year gain on land sales.
Florida - Unfavorable primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales.
J -	Carolinas - Unfavorable primarily due to losses on balanced billing program and lower interest income.
K -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Favorable primarily due to increased eligible construction project costs.
L -
Carolinas - Favorable primarily due to Clean Smokestacks Act amortization and depreciation associated with accelerated cost-recovery program for nuclear generating assets recognized during 2008, partially offset by impact of depreciable asset base increases. PEC has ceased recording Clean Smokestacks Act amortization in accordance with a regulatory order. The North Carolina jurisdictional aggregate minimum amount of accelerated cost recovery has been met and the South Carolina jurisdictional obligation was terminated by the SCPSC.

M -	Florida - Unfavorable primarily due to higher average debt outstanding.
N -	Carolinas - Favorable primarily due to deduction related to nuclear decommissioning trust funds.
Florida - Favorable primarily due to deduction related to nuclear decommissioning trust funds.
Corporate and Other - Unfavorable primarily due to the impact at the Corporate level resulting from the deductions taken by the Utilities related to nuclear decommissioning trust funds.
O -	Primarily due to Progress Energy's issuance of 14.4 million shares of common stock in January 2009.
P -	Corporate and Other - Impairment of Affordable Housing portfolio investments.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	June 30, 2009			June 30, 2008			From June 30, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Residential	$367	$592	$959	$334	$553	$887	9.9%		7.1%
Commercial	288	315	603	269	281	550	7.1		12.1
Industrial	172	79	251	187	80	267	(8.0)		(1.3)
Governmental	26	83	109	23	70	93	13.0		18.6
Unbilled	31	31	62	24	23	47	-		-
Total Retail	884	1,100	1,984	837	1,007	1,844	5.6		9.2
Wholesale	165	89	254	189	145	334	(12.7)		(38.6)
Miscellaneous revenue	27	45	72	22	42	64	22.7		7.1
Total Electric	$1,076	$1,234	$2,310	$1,048	$1,194	$2,242	2.7%		3.4%

Energy Sales (millions of kWh)
Residential	3,591	4,508	8,099	3,586	4,755	8,341	0.1%		(5.2	) %
Commercial	3,290	2,948	6,238	3,384	3,069	6,453	(2.8)		(3.9)
Industrial	2,562	832	3,394	3,122	1,009	4,131	(17.9)		(17.5)
Governmental	357	805	1,162	335	800	1,135	6.6		0.6
Unbilled	634	703	1,337	245	627	872	-		-
Total Retail	10,434	9,796	20,230	10,672	10,260	20,932	(2.2)		(4.5)
Wholesale	3,259	960	4,219	3,441	2,018	5,459	(5.3)		(52.4)
Total Electric	13,693	10,756	24,449	14,113	12,278	26,391	(3.0	) %	(12.4	) %

Energy Supply (millions of kWh)
Generated
Steam	6,689	3,077	9,766	7,036	5,146	12,182
Nuclear	5,498	1,731	7,229	6,093	1,703	7,796
Combustion turbines/combined cycle	629	4,022	4,651	503	3,276	3,779
Hydro	215	-	215	114	-	114
Purchased	1,013	2,576	3,589	917	2,750	3,667
Total Energy Supply (Company Share)	14,044	11,406	25,450	14,663	12,875	27,538

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	172	18		213	22		(19.2	) %	(18.2	) %
Normal	228	25		227	26
Cooling Degree Days
Actual	648	993		571	977		13.5%		1.6%
Normal	532	930		538	928
Impact of retail weather to normal on EPS	$0.02	$0.02	$0.04	$0.01	$0.01	$0.02

	Six Months Ended			Six Months Ended			Percentage Change
	June 30, 2009			June 30, 2008			From June 30, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Residential	$879	$1,217	$2,096	$760	$1,016	$1,776	15.7%		19.8%
Commercial	578	619	1,197	531	524	1,055	8.9		18.1
Industrial	336	163	499	355	148	503	(5.4)		10.1
Governmental	52	166	218	46	137	183	13.0		21.2
Unbilled	(7)	30	23	7	26	33	-		-
Total Retail	1,838	2,195	4,033	1,699	1,851	3,550	8.2		18.6
Wholesale	358	212	570	370	252	622	(3.2)		(15.9)
Miscellaneous revenue	58	89	147	46	87	133	26.1		2.3
Total Electric	$2,254	$2,496	$4,750	$2,115	$2,190	$4,305	6.6%		14.0%

Energy Sales (millions of kWh)
Residential	8,729	8,795	17,524	8,264	8,760	17,024	5.6%		0.4%
Commercial	6,605	5,502	12,107	6,662	5,729	12,391	(0.9)		(4.0)
Industrial	4,982	1,623	6,605	5,894	1,874	7,768	(15.5)		(13.4)
Governmental	700	1,537	2,237	668	1,567	2,235	4.8		(1.9)
Unbilled	170	688	858	4	696	700	-		-
Total Retail	21,186	18,145	39,331	21,492	18,626	40,118	(1.4)		(2.6)
Wholesale	6,935	2,012	8,947	7,213	3,559	10,772	(3.9)		(43.5)
Total Electric	28,121	20,157	48,278	28,705	22,185	50,890	(2.0	) %	(9.1	) %

Energy Supply (millions of kWh)
Generated
Steam	13,922	6,321	20,243	14,581	9,869	24,450
Nuclear	11,568	3,358	14,926	12,418	3,031	15,449
Combustion turbines/combined cycle	1,397	7,069	8,466	951	5,569	6,520
Hydro	389	-	389	287	-	287
Purchased	1,912	4,638	6,550	1,633	4,901	6,534
Total Energy Supply (Company Share)	29,188	21,386	50,574	29,870	23,370	53,240

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	1,843	391		1,756	286		5.0%		36.7%
Normal	1,883	385		1,880	386
Cooling Degree Days
Actual	664	1,186		580	1,185		14.5%		0.1%
Normal	543	1,137		550	1,137
Impact of retail weather to normal on EPS	$0.03	$0.02	$0.05	$(0.02)	$(0.02)	$(0.04)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Adjusted O&M Reconciliation (A)
	Six months ended
(in millions)	June 30, 2009	June 30, 2008	Growth
Reported GAAP O&M	$937	$931	0.6%
Adjustments
Carolinas
O&M recoverable through clauses	(18)	(12)
Timing of nuclear outages (B)	(28)	-
Litigation judgment	(9)	-
Florida
Storm damage reserve	-	(55)
Energy conservation cost-recovery clause (ECCR)	(34)	(32)
Environmental cost-recovery clause (ECRC)	(47)	(14)
Nuclear cost recovery	(3)	-
Sales and use tax audit adjustments	-	5
Adjusted O&M	$798	$823	-3.0%

A - The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M.  Adjusted O&M excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings, as well as certain non-recurring items.  Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expenses over the periods presented.  Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.
B - Nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, repairs and certain other modifications.  PEC experienced two full nuclear outages during the six months ended June 30, 2009, compared to one full nuclear outage during the six months ended June 30, 2008.  Therefore, the average expense for one full nuclear outage has been excluded from the six months ended June 30, 2009 in order to more accurately compare the company's O&M expense over the periods presented.

Impact of Discontinued Operations
	Six months ended
(Basic earnings per share)	June 30, 2009	June 30, 2008
CCO Operations	$-	$(0.01)
Coal Mining Operations	-	0.01
Rail	-	0.01
Terminals and Synthetic Fuels	-	0.24
Total Discontinued Operations	$-	$0.25

Financial Statistics
	June 30, 2009	June 30, 2008
Return on average common stock equity	8.6%	9.9%
Book value per common share	$33.19	$32.83
Capitalization
Common stock equity	43.4%	42.8%
Preferred stock of subsidiaries and noncontrolling interest	0.5%	0.5%
Total debt	56.1%	56.7%
Total Capitalization	100.0%	100.0%